THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made this 1st day of July, 2020, by and between Invesco Advisers, Inc., a Delaware corporation (the “Administrator”) and AIM Growth Series (Invesco Growth Series), a Delaware statutory trust (the “Trust”) with respect to the separate series set forth in Appendix A to this Agreement, as the same may be amended from time to time (the “Portfolios”), and amends and restates the prior Agreement between the Administrator and the Trust with respect to the separate series set forth in Appendix A to this Agreement, dated July 1, 2006, as amended to date.

W I T N E S S E T H:

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of the Portfolios, has retained the Administrator to perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Portfolios, and that the Administrator may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Trustees and upon a finding by the Board of Trustees that the provision of such services is in the best interest of the Portfolios and their shareholders; and

WHEREAS, the Board of Trustees has found that the provision of such administrative services is in the best interest of the Portfolios and their shareholders, and has requested that the Administrator perform such services;

NOW, THEREFORE, the parties hereby agree as follows:

1. The Administrator hereby agrees to provide, or arrange for the provision of, any or all of the following services by the Administrator or its affiliates:

(a) the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust and the Portfolios, including the review of daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

(b) to the extent not otherwise required under the Administrator’s investment advisory agreement with the Trust, supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

(c) to the extent not otherwise required under the Administrator’s investment advisory agreement with the Trust, such other administrative services as may be furnished from time to time by the Administrator to the Trust or the Portfolios at the request of the Trust’s Board of

Trustees, provided, however, that nothing in this Agreement shall require the Administrator to pay (i) the salary or other compensation of the senior officer of the Trust appointed pursuant to the New York Attorney General’s Assurance of Discontinuance applicable to Invesco Advisers, Inc. dated October 8, 2004; or (ii) the salary or other compensation (or any portion of such salary or other compensation) of any other officer of the Trust that the Trust’s Board of Trustees has agreed should be paid by the Trust or the Portfolios so long as such agreement is evidenced by a resolution of the Board of Trustees.

2. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust’s Board of Trustees.

3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Trust, on behalf of the Portfolios, shall pay the Administrator in accordance with the Fee Schedule as set forth in Appendix A attached hereto. Such amounts shall be paid to the Administrator on a monthly basis.

4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

5. The Trust and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. This Agreement shall become effective with respect to a Portfolio on the Effective Date for such Portfolio, as set forth in Appendix A attached hereto. This Agreement shall continue in effect until June 30, 2021, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

(a) (i) by the Trust’s Board of Trustees or (ii) by the vote of “a majority of the outstanding voting securities” of such Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

(b) by the affirmative vote of a majority of the trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act).

8. This Agreement may be amended or modified with respect to one or more Portfolios, but only by a written instrument signed by both the Trust and the Administrator.

9. Notice is hereby given that, as provided by applicable law, the obligations of or arising out of this Agreement are not binding upon any of the shareholders of the Trust individually but are binding only upon the assets and property of the Trust and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Trust at 11 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: President, with a copy to the General Counsel.

11. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

12. This Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISERS, INC.

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President & Secretary
(SEAL)

AIM GROWTH SERIES
(INVESCO GROWTH SERIES)

Attest:	/s/ Elizabeth Nelson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Secretary, Senior Vice President and
Chief Legal Officer
(SEAL)

APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit
Invesco Active Allocation Fund	May 24, 2019	N/A
Invesco Balanced-Risk Retirement Now Fund	January 31, 2007	N/A
Invesco Balanced-Risk Retirement 2020 Fund	January 31, 2007	N/A
Invesco Balanced-Risk Retirement 2030 Fund	January 31, 2007	N/A
Invesco Balanced-Risk Retirement 2040 Fund	January 31, 2007	N/A
Invesco Balanced-Risk Retirement 2050 Fund	January 31, 2007	N/A
Invesco Convertible Securities Fund	February 12, 2010	N/A
Invesco Global Low Volatility Equity Yield Fund	November 4, 2003	N/A
Invesco Income Allocation Fund	October 31, 2005	N/A
Invesco Oppenheimer International Diversified Fund#	May 24, 2019	N/A
Invesco Oppenheimer Main Street Mid Cap Fund®****	May 24, 2019	N/A
Invesco Oppenheimer Main Street Small Cap Fund®	May 24, 2019	N/A
Invesco Oppenheimer Master Event-Linked Bond Fund	May 24, 2019	N/A
Invesco Peak Retirement™ 2015 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2020 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2025 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2030 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2035 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2040 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2045 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2050 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2055 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2060 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ 2065 Fund	December 18, 2017	N/A
Invesco Peak Retirement™ Now Fund	December 18, 2017	N/A

Invesco Quality Income Fund***	February 12, 2010	0.50% of the first $100M
0.45% of the next $150M
0.43% of the next $250M
0.40% of the next $4.5B
0.38% of the excess over
$5B of average daily net
assets
Invesco Select Risk: Conservative Investor Fund#	May 24, 2019	N/A
Invesco Select Risk: Growth Investor Fund	April 30, 2004	N/A
Invesco Select Risk: High Growth Investor Fund#	May 24, 2019	N/A
Invesco Select Risk: Moderate Investor Fund#	May 24, 2019	N/A
Invesco Select Risk: Moderately Conservative Investor Fund	April 29, 2005	N/A
Invesco Small Cap Growth Fund	September 11, 2000	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $ 100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

* The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.

** Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

*** The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the

Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.

**** The administrative services fee paid under this Agreement by the Fund may not be reduced below 0.010% unless the Fund receives approval of a majority of its outstanding voting securities to amend its Advisory Agreement to increase the advisory fee or remove the provision stating that ‘The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco.’

# Currently, these Funds do not pay administrative services fees pursuant to this Agreement.